UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 8, 2018

Date of Report (date of earliest event reported)

AirXpanders, Inc.

(Exact name of Registrant as specified in charter)

Delaware	000-55781	20-2555438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3047 Orchard Parkway, San Jose, CA, 95134

(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 390-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 8, 2018 (Pacific Standard Time), the Board of Directors (the "Board") of AirXpanders, Inc. (the “Company” or “AirXpanders”) appointed Francis (Frank) P. Grillo as a Class III executive director and as its new President and Chief Executive Officer, contingent upon and effective on his first day employment with AirXpanders, which is contemplated to be on June 12, 2018. In that role, Mr. Grillo will be the Company’s principal executive officer. Effective on Mr. Grillo's first day of employment with AirXpanders, Mr. Scott Murcray will relinquish his role as interim President and Chief Executive Officer, but will continue as Chief Financial Officer and Chief Operating Officer.

Frank Grillo, age 56, was most recently the Chief Executive Officer of MRI Interventions, Inc., which he joined in October 2014 as President, and became Chief Executive Officer effective January 2015 and a member of the  Board of Directors in April 2015. Prior to that, Mr. Grillo served as Vice President, Marketing and New Business Development of Intuitive Surgical, Inc., a publicly-traded medical technology company, since August 2008. Before joining Intuitive Surgical, Mr. Grillo worked for Kyphon Inc. from February 2006 to June 2008, most recently as Vice President, Marketing and Business Development. Kyphon was a publicly-traded medical technology company prior to its acquisition by Medtronic, Inc. in November 2007. Prior to Kyphon, from September 1996 to January 2006, Mr. Grillo held various positions at Boston Scientific Corporation, most recently as Vice President, Marketing, Women's Health, Urology/Gynecology Division. Subsequent to his departure from MRI Interventions, Mr. Grillo served and continues to serve on the board of directors of Embolx, Inc. and Empirical Spine, Inc., both privately held medical device companies. The Board determined that due to Mr. Grillo's substantial experience as an executive of medical device companies, as well as a unique understanding of our business and industry with a particular focus on driving adoption of new medical technologies, as well as his role as our President and Chief Executive Officer, Mr. Grillo should serve as a member of the Board.

There are no family relationships between Mr. Grillo and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Grillo is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In connection with Mr. Grillo’s appointment as President and Chief Executive Officer, the Remuneration and Nomination Committee of AirXpanders approved the compensation terms for Mr. Grillo, pursuant to which Mr. Grillo will receive:  (1) a base salary of US$450,000 per year, with target bonuses for 2018 of 30% of salary for short-term incentives (“STI”) and 50% of salary for long-term incentives (“LTI”) with actual bonuses to be determined based on performance and approval by the Board; LTIs are issuable in options to acquire AirXpanders common stock and are subject to stockholder approval; and (2) a stock option to acquire shares of AirXpanders common stock equal to five percent (5.0%) of the fully diluted capitalization of AirXpanders (“Capitalization”) to be granted, subject to the approval of stockholders, on the earlier of (a) the Company having completed a financing through the issuance of debt or equity of US$10.0 million or more, or (b) the twelve (12) month anniversary of the start of employment or (c) a change in control of the Company. Upon issuance, vesting shall commence on the start of employment, with 25% of the issued stock options vesting on the one year anniversary of the start of employment, with monthly vesting thereafter over the remaining three year vesting term, assuming continued employment.

In connection with a change in control, Mr. Grillo is entitled to 50% accelerated vesting of all unvested options and the remainder shall vest over the succeeding twelve months provided that he makes himself reasonably available, if requested by AirXpanders (or its successor), to provide services to AirXpanders (or its successor). In addition, in connection with continued employment through a change of control, Mr. Grillo will receive a payment equal to one times his base salary.

In addition, the approved terms provide that: (a) in the event AirXpanders terminates Mr. Grillo's employment without “cause” in the first year of employment, Mr. Grillo will receive continued base salary for 6 months and COBRA health coverage at AirXpanders’ expense for 6 months; and (b) in the event AirXpanders terminates Mr. Grillo's employment without “cause” subsequent to his first year of employment, Mr. Lesaicherre will receive continued base salary for 9 months and COBRA health coverage at AirXpanders’ expense for 9 months.

In addition, AirXpanders will enter into its standard form of indemnification agreement with Mr. Grillo.

The foregoing descriptions of the terms of Mr. Grillo's employment are a summary of the terms and is qualified in its entirety by reference to the Offer Letter, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2018	AIRXPANDERS, INC.

/S/ Scott Murcray
Scott Murcray Interim President and Chief Executive Office, Chief Financial Officer and Chief Operating Officer
Duly Authorized Officer